UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                            -------------------
                                  FORM 12b-25
                                                             SEC FILE NUMBER
                                                                  0-5537
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                          NOTIFICATION OF LATE FILING

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                                                               CUSIP NUMBER
                                                               461430 10 0
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           (Check One): [  ] Form 10-K     [   ] Form 20-F    [   ] Form 11-K

                        [ X ] Form 10-Q    [   ] Form N-SAR


                  For Period Ended: September 30, 1999
                                   ............................................
                  [ ]  Transition Report on Form 10-K
                  [ ]  Transition Report on Form 20-F
                  [ ]  Transition Report on Form 11-K
                  [ ]  Transition Report on Form 10-Q
                  [ ]  Transition Report on Form N-SAR
                  For the Transition Period Ended:..............................

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
 ................................................................................

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Part I--REGISTRANT INFORMATION

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Full Name of Registrant                    Investment Properties Associates
Former Name if Applicable



 ................................................................................
Address of Principal Executive Office (Street and Number)

                                           60 East 42nd Street
City, State and Zip Code                   New York, New York  10165
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Part II--RULES 12B-25 (B) AND (C)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [  X ]  (a) The  reasons  described  in  reasonable detail in Part III of this this form could not be eliminated without unreasonable effort or expense;

  [    ]  (b) The subject  annual report, semi-annual report, transition  report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  [    ]  (c) The   accountant's  statement  or  other  exhibit required by Rule
              12b-25(c) has been attached if applicable.

Part III--NARRATIVE

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State below in reasonable  detail the reasons why Form 10-K,  20-F,  11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      Registrant owns and operates seven commercial properties nationwide. Registrant is not able to compile all of the financial information for each property that is required to complete its report on Form 10-Q by November 15, 1999.

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Part IV--OTHER INFORMATION
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         (1)  Name and telephone number of person to contact in regard to this notification

              Irving Schneider          (212)                 880-0151
 ................................................................................
             (Name)                     (Area Code)           (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                 [ X ] Yes              [   ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                 [    ] Yes             [ X ] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

 ................................................................................

                        Investment Properties Associates

 ................................................................................
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     November 15, 1999                By   /s/Irving Schneider
         ------------------------              ---------------------------------
                                               Irving Schneider

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).

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                              GENERAL INSTRUCTIONS

     1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of the public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

     5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).